Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Trustee
Archstone-Smith Operating Trust:

We consent to the use of our report dated February 6, 2002, except as to Note 17, which is as of February 15, 2002, with respect to the consolidated balance sheets of Archstone-Smith Operating Trust as of December 31, 2001 and 2000, and the related consolidated statements of earnings, unitholders’ equity and other common unitholders’ interest and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement/prospectus.

/s/    KPMG LLP

Chicago, Illinois
May 23, 2002